Exhibit 99.1

Contact:
At The Company:
Robert McNally
678.384.7220 or rmcnally@geovax.com

At Financial Relations Board:
Leslie Loyet
Investor Relations
312.640.6672 or lloyet@mww.com

Nikki Snodgrass
Media Relations
312.640.6732 or nsnodgrass@mww.com
FOR IMMEDIATE RELEASE
MONDAY, MARCH 1, 2010
GEOVAX LABS, INC. REPORTS FOURTH QUARTER AND
YEAR END 2009 FINANCIAL RESULTS
Submits Therapeutic Vaccine IND and Awaits FDA Response
ATLANTA, GA, March 1, 2010 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based biotechnology company focused on development of HIV/AIDS vaccines, today announced its financial results for the fourth quarter and year ended December 31, 2009.
GeoVax reported a net loss of $843,285 for the fourth quarter ended December 31, 2009, as compared to a net loss of $1,039,217 for the comparable period in 2008. For the full year of 2009, the Company reported a net loss of $3,284,252 as compared to a net loss of $3,728,187 in 2008. Grant revenues were $3,668,195 and $2,910,170 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, the Company reported cash balances totaling $3,515,784. GeoVax’s operating results fluctuate due to the timing of activities and related costs associated with its vaccine research and development activities. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission on or before March 12, 2010.
“This past year we continued our work toward the advancement of clinical trials, as well as increasing the awareness of our potential vaccine solutions for treating and preventing HIV/AIDS. We are encouraged with our progress on both of these fronts,” stated Robert T. McNally, Ph.D., president and chief executive officer. He continued, “Our technology was further supported by the September 2009 success of a Thailand-based Phase 3 trial for an HIV/AIDS preventative vaccine candidate owned by Sanofi-Aventis and Global Solutions for Infectious Disease, which for the first time elicited both antibody and T cells. Our vaccine compares favorably in that it generates higher frequencies of T cells and better quality antibody. We think that the GeoVax vaccine has the potential to deliver a higher success rate than the 30 percent achieved in the trial in Thailand.
“This disease has infected about one million people in this country alone and it’s our aim to be part of the solution. We have two vaccine clinical programs. One is for the prevention of the disease for those who are not
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infected, whereas the second is a therapeutic, designed to help those already infected with HIV-1. Both of our vaccines are based on the same technology and both have demonstrated encouraging results in non-human primates,” he continued.
Preventative Vaccine Trial — Phase 2a
The Company’s preventative vaccine is in a Phase 2a trial, designated HVTN-205, that is being conducted by the HIV Vaccine Trials Network (HVTN). The HVTN, funded by the NIH, is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. Enrollment for this trial began in February 2009. The trial will include a total of 225 volunteers (150 vaccine recipients and 75 placebo recipients) and take place at 13 HVTN sites: 11 in North America and two in South America.
Dr. Harriet Robinson, chief scientific officer and developer of the vaccine, stated, “We are currently enrolling in the HVTN Peru sites, which took longer to get fully enrolled than the U.S. sites, due to the need for Peruvian review of the protocol. The trial is primarily a safety trial and appears to be performing as expected.”
Therapeutic Vaccine Trial — IND Submitted to FDA
The protocol for the Phase 1 clinical trial, conceived with collaboration from ARCA (AIDS Research Consortium of Atlanta), will carefully monitor safety while evaluating the ability for the vaccine to elicit protective immune responses in vaccinated participants. The proposed trial is based on the achievement of excellent post vaccine viral control in animal studies conducted in recently infected non-human primates at the Yerkes National Primate Research Center, affiliated with Emory University.
GeoVax completed a pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) for its therapeutic trial in December 2009. The clinical path for this non-blinded trial is expected to have a much shorter duration than the program for the development of a preventative vaccine. The Company recently submitted its Investigational New Drug application to the FDA for the therapeutic trial. Following receipt of the IND, the FDA has 30 days to respond. After that time, if there are no concerns from the FDA the Company may begin the trial.
Adding Resources to Support Growth
“We are looking forward to continued progress in 2010. We moved to a larger facility in November 2009 to accommodate our expanding program and future anticipated higher levels of activity,” stated Dr. McNally. “While we are adequately capitalized through 2010, thanks in part to $4.7 million in grant funding from the NIH during 2009, we are evaluating new funding opportunities to support our growth,” he added.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 55 issued or filed patent applications in the U.S. and other countries. GeoVax AIDS vaccines are designed for use in uninfected people to prevent acquisition of HIV-1 and limit the progression to AIDS should a person become infected. GeoVax AIDS vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).
About HIV/AIDS
AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9 1/2 minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age.
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HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B, and C. In 2008, antiretroviral treatment in low and middle income countries was restricted to about 3 million people. In the United States, about 50% of those who are infected are estimated to be on drug treatment.
Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
FINANCIAL TABLES FOLLOW
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GEOVAX LABS, INC.
Statements of Operations Data
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008	2009	2008

Grant Revenue	$397	$612	$3,668	$2,910

Operating expenses:
Research and development	538	1,016	4,068	3,741
General and administrative	711	648	2,915	2,970

	1,249	1,664	6,983	6,711

Loss from operations	(852)	(1,052)	(3,315)	(3,801)
Interest income	9	13	31	73

Net loss	$(843)	$(1,039)	$(3,284)	$(3,728)

Net loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted averages shares outstanding	780,410	746,067	759,564	740,143
Balance Sheet Data
(amounts in thousands)

	December 31,
	2009	2008

Cash and cash equivalents	$3,516	$2,191
Working capital	3,309	2,455
Total assets	4,316	3,056
Deficit accumulated during the development stage	(17,538)	(14,254)
Total stockholders’ equity	3,744	2,710
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